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                                                                     EXHIBIT 2.2

                               SECOND AMENDMENT TO
                               PURCHASE AGREEMENT

      This Second Amendment to Purchase Agreement (this "Second Amendment") is made and entered into this 30th day of September 2003 by and between Aerojet-General Corporation, an Ohio corporation ("Purchaser"), and Atlantic Research Corporation, a Delaware corporation ("Seller").

                                    RECITALS

      A. Seller and Purchaser entered into that certain Purchase Agreement dated as of May 2, 2003 and that certain First Amendment to Purchase Agreement dated August 29, 2003 (collectively, the "Purchase Agreement").

      B. Pursuant to Section 10.14 of the Purchase Agreement, Seller and Purchaser have agreed to amend the Purchase Agreement as set forth herein.

                             STATEMENT OF AGREEMENT

      NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      1.01 CERTAIN DEFINITIONS. Unless otherwise defined herein, all capitalized terms used herein have the meanings given to them in the Purchase Agreement.

                                   ARTICLE II

                      AMENDMENTS TO THE PURCHASE AGREEMENT

      2.01 SECTION 3.02(z). Section 3.02(z) of the Purchase Agreement is hereby amended and superseded in all respects by the provisions of this Second Amendment. As amended and restated, Section 3.02(z) reads in its entirety:

            "NO KNOWLEDGE OF PURCHASER'S DEFAULT. As of the date of this Agreement and as of September 30, 2003, Seller has no Knowledge that any of Purchaser's representations and warranties contained in this Agreement or in the Other Agreements are untrue, inaccurate or incomplete or that Purchaser is in default under any term or provision of this Agreement."

      2.02 SECTION 3.04(j). Section 3.04(j) of the Purchase Agreement is hereby amended and superseded in all respects by the provisions of this Second Amendment. As amended and restated, Section 3.04(j) reads in its entirety:


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            "NO KNOWLEDGE OF SELLER'S DEFAULT. As of the date of this Agreement and as of September 30, 2003, Purchaser has no Knowledge that any of Seller's representations and warranties contained in this Agreement or in the Other Agreements are untrue, inaccurate or incomplete or that Seller is in default under any term or provision of this Agreement."

      2.03 SECTION 5.02. Section 5.02 of the Purchase Agreement is hereby amended by adding clause (g). Section 5.02(g) reads in its entirety:

            "FINANCIAL ASSURANCES. Purchaser and Seller shall have entered into an agreement satisfactory to Purchaser and Seller in their respective sole discretions with respect to the provision of financial assurances by Purchaser to replace certain hazardous waste
            - Closure/Post Closure insurance policies of Seller pertaining to Camden, Arkansas and Orange, Virginia."

      2.04 SECTION 6.02. The first sentence of Section 6.02 of the Purchase Agreement is hereby amended and superseded in all respects by the provisions of this Second Amendment. As amended and restated, the first sentence of Section 6.02 reads in its entirety:

            "Unless extended by the Parties by mutual agreement, the Closing will occur and be effective as of 11:59 p.m. (Eastern Daylight Time) on the date that is five (5) Business Days following satisfaction of all of the conditions referred to in Section 5.01 and Section 5.02 (the "Closing Date"), but in no event whatsoever later than October 21, 2003 (the "Drop Dead Date")."

      2.05 To Seller's knowledge, Purchaser is in compliance with the terms and covenants of the Purchase Agreement required to be performed prior to the date hereof. To Purchaser's knowledge, Seller is in compliance with the terms and covenants of the Purchase Agreement required to be performed prior to the date hereof.

      2.06 Purchaser accepts the Supplemental Disclosure Package attached hereto as EXHIBIT A.

      2.07 Purchaser confirms that none of the written disclosures that have been delivered by Seller, Sequa or both to Purchaser subsequent to August 29, 2003 and through September 30, 2003, all as attached hereto as EXHIBIT B, disclosed facts, conditions or events constituting a "material adverse change" for purposes of the Purchase Agreement, including Section 5.01(f) thereof.

      2.08 Seller and Purchaser confirm to each other that the Closing was not consummated on or prior to September 30, 2003 through no fault of either of the Parties or because of any breach of any provision of the Purchase Agreement by either of the Parties.


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                                   ARTICLE III

                                  MISCELLANEOUS

      3.01 EFFECT OF SECOND AMENDMENT. On and after the date hereof, each reference in the Purchase Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import referring to the Purchase Agreement, and each reference in the Other Agreements to the "Purchase Agreement," "thereunder," "thereof" or words of like import referring to the Purchase Agreement, shall mean and be a reference to the Purchase Agreement as amended by this Second Amendment.

            This Second Amendment constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, representations or other arrangements, whether express or implied, written or oral, of the parties in connection therewith except to the extent expressly incorporated or specifically referred to herein. In the event of a conflict between the respective provisions of the Purchase Agreement and this Second Amendment, the terms of this Second Amendment shall control.

            Except as specifically amended by the terms of this Second Amendment, the terms and conditions of the Purchase Agreement are and shall remain in full force and effect for all purposes.

      3.02 COUNTERPARTS. Two original counterparts of this Second Amendment are being executed by the parties hereto, and each fully executed counterpart shall be deemed an original without production of the others and will constitute one and the same instrument.

      3.03 GOVERNING LAW. This Second Amendment will be governed by and construed and interpreted in accordance with the internal substantive laws of the State of New York, applicable to contracts made and to be performed wholly within such state, and without regard to the conflicts of law principles thereof.

                         [SIGNATURES ON FOLLOWING PAGE]


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      IN WITNESS WHEREOF, each of the parties hereto has caused this Second
Amendment to be executed by its duly authorized officers, as of the date first above written.

AEROJET-GENERAL CORPORATION

By: /s/ Brian E. Sweeney
    --------------------------------
Name: Brian E. Sweeney
Title: VP Legal & Contracts


ATLANTIC RESEARCH CORPORATION

By: /s/ Patrick J. Jenkins
    --------------------------------
Name: Patrick J. Jenkins
Title: VP - Chief Financial Officer